                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                                 ------------

                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)


                         NATIONAL PROPERTY INVESTORS 5
                           (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)



                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                  ------------

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------

Transaction Valuation*     $1,400,165             Amount of Filing Fee: $280.03

-------------------------------------------------------------------------------
* For purposes of calculating the fee only. This amount assumes the purchase of 20,897.98 units of limited partnership interest of the subject partnership for $67 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:  $280.03          Filing Parties: AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D-1  Date Filed: July 23, 1999




                         (Continued on following pages)





                               Page 1 of 4 Pages

       AMENDMENT NO. 1 TO SCHEDULE 14D-1/AMENDMENT NO. 9 TO SCHEDULE 13D


         This Statement (the "Statement") constitutes (a) Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of National Property Investors 5 (the "Partnership"); and (b) Amendment No. 9 to the Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on August 28, 1995, by Insignia Financial Group, Inc. ("Insignia"), IFGP Corporation ("IFGP"), Insignia NPI, L.L.C. ("NPI"), Riverside Drive, L.L.C. ("Riverside") and Andrew L. Farkas, as amended by (i) Amendment No. 1, filed with the Commission on January 30, 1996, by Insignia, IFGP, NPI, Riverside, Insignia Commercial Group, Inc. ("Commercial"), Insignia Properties Corporation ("IPC") and Andrew L. Farkas,
(ii) Amendment No. 2, filed with the Commission on February 28, 1996, by Insignia, IFGP, NPI, Riverside, Commercial, IPC and Andrew L. Farkas, (iii) Amendment No. 3, filed with the Commission on January 16, 1997, by Insignia, Insignia Properties, L.P. ("IPLP"), Commercial, Insignia Properties Trust ("IPT") and Andrew L. Farkas, (iv) Amendment No. 4, filed with the Commission on October 26, 1998, by IPLP, IPT, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), (v) Amendment No. 5, filed with the Commission on June 10, 1999, by AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP and AIMCO, (vi) Amendment No. 6, filed with the Commission on June 10, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO,
(vii) Amendment No. 7, filed with the Commission on July 22, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, and (viii) Amendment No. 8, filed with the Commission on July 23, 1999, by AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

ITEM 11.          MATERIAL TO BE FILED AS EXHIBITS.

                  (a)(1)   Offer to Purchase, dated July 22, 1999 (previously filed).
                  (a)(2)   Letter of Transmittal and related Instructions (previously filed).
                  (a)(3)   Letter, dated July 22, 1999, from AIMCO OP to the Limited Partners of the
                           Partnership (previously filed).
                  (a)(4)   Supplement to Offer to Purchase, dated August 19, 1999.
                  (b)      Amended and Restated Credit Agreement (Unsecured Revolver-to-Term
                           Facility), dated as of October 1, 1998, among AIMCO
                           OP, Bank of America National Trust and Savings
                           Association, and BankBoston, N.A. (Exhibit 10.1 to
                           AIMCO's Current Report on Form 8-K, dated October l,
                           1998, is incorporated herein by this reference).
                  (b)(2)   First Amendment to Credit Agreement, dated as of
                           November 6, 1998, by and among AIMCO OP, the
                           financial institutions listed on the signature pages
                           thereof and Bank of America National Trust and
                           Savings Association (Exhibit 10.2 to AIMCO's Annual
                           Report on Form 10-K for the fiscal year ended
                           December 31, 1998, is incorporated herein by this
                           reference).
                  (c)      Not applicable.
                  (d)      Not applicable.
                  (e)      Not applicable.
                  (f)      Not applicable.
                  (z)(1)   Agreement of Joint Filing, dated July 22, 1999,
                           among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT and IPLP
                           (previously filed).



                               Page 2 of 4 Pages

                                   SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 19, 1999

                                    AIMCO/IPT, INC.

                                    By: /s/ Patrick J. Foye
                                        --------------------------------------
                                        Executive Vice President

                                    INSIGNIA PROPERTIES, L.P.

                                    By: AIMCO/IPT, INC.
                                        (General Partner)

                                    By: /s/ Patrick J. Foye
                                        --------------------------------------
                                        Executive Vice President

                                    AIMCO PROPERTIES, L.P.

                                    By: AIMCO-GP, INC.
                                        (General Partner)

                                    By: /s/ Patrick J. Foye
                                        --------------------------------------
                                        Executive Vice President

                                    AIMCO-GP, INC.

                                    By: /s/ Patrick J. Foye
                                        --------------------------------------
                                        Executive Vice President

                                    APARTMENT INVESTMENT
                                    AND MANAGEMENT COMPANY

                                    By: /s/ Patrick J. Foye
                                        --------------------------------------
                                        Executive Vice President



                               Page 3 of 4 Pages

                                 EXHIBIT INDEX


EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------


                  (a)(1)   Offer to Purchase, dated July 22, 1999 (previously filed).
                  (a)(2)   Letter of Transmittal and related Instructions (previously filed).
                  (a)(3)   Letter, dated July 22, 1999, from AIMCO OP to the Limited Partners of the
                           Partnership (previously filed).
                  (a)(4)   Supplement to Offer to Purchase, dated August 19, 1999.
                  (b)      Amended and Restated Credit Agreement (Unsecured Revolver-to-Term
                           Facility), dated as of October 1, 1998, among AIMCO
                           OP, Bank of America National Trust and Savings
                           Association, and BankBoston, N.A. (Exhibit 10.1 to
                           AIMCO's Current Report on Form 8-K, dated October l,
                           1998, is incorporated herein by this reference).
                  (b)(2)   First Amendment to Credit Agreement, dated as of
                           November 6, 1998, by and among AIMCO OP, the
                           financial institutions listed on the signature pages
                           thereof and Bank of America National Trust and
                           Savings Association (Exhibit 10.2 to AIMCO's Annual
                           Report on Form 10-K for the fiscal year ended
                           December 31, 1998, is incorporated herein by this
                           reference).
                  (c)      Not applicable.
                  (d)      Not applicable.
                  (e)      Not applicable.
                  (f)      Not applicable.
                  (z)(1)   Agreement of Joint Filing, dated July 22, 1999,
                           among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT and IPLP
                           (previously filed).


                               Page 4 of 4 Pages